Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AND SUPPLY AGREEMENT

This Agreement dated as of July 5, 2017 (the “Execution Date”) and effective on the Effective Date (as defined below), is entered into between Celgene Logistics Sàrl, a corporation incorporated under the laws of Switzerland, with registered offices at Route de Perreux 1, 2017 Boudry Switzerland (“Celgene”), and BeiGene, Ltd., a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services, (Cayman) Limited 94 Solaris Avenue, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands GB (“BeiGene").

RECITALS:

A.    Celgene is wholly-owned directly or indirectly by its ultimate parent corporation, Celgene Corporation, having a principal place of business at 86 Morris Avenue, Summit, NJ 07901, USA (“Celgene Corp.”).

B.    Celgene and its controlled subsidiaries and affiliates, including Celgene Corp. (collectively referred to as “Celgene Group”) are engaged in the research, development and commercialization of biotechnology and pharmaceutical products. Celgene may designate from time to time in its discretion other members of the Celgene Group to perform certain obligations of Celgene in respect of BeiGene pursuant to this Agreement, but Celgene shall remain responsible for the performance of its obligations under this Agreement (as defined below).

C.    Celgene Group owns or controls certain technology, intellectual property rights and confidential and/or proprietary information relating to the Product (as defined below).

D.    Celgene is interested to supply the Product to BeiGene and to grant to BeiGene certain rights (as described below) relating to development, marketing, promotion, distribution and sale of Product in the Territory (as defined below) for human therapeutic purposes to be commercialized in the Territory under the Trademark (as defined below) and, to the extent permitted under applicable law, the BeiGene Trademark (as defined below), pursuant to the terms and conditions of this Agreement.

E.    BeiGene and its subsidiaries and affiliates (the “BeiGene Group”), are engaged in the research, development, manufacturing, distribution, marketing, promotion and selling of biotechnology and pharmaceutical products and possess the resources, skills and experience necessary to perform their obligations under this Agreement.

F.    BeiGene desires to develop and Sell (as defined below) the Product in the Territory for human therapeutic purposes commencing on the Effective Date (as defined below) and Celgene is willing to grant BeiGene these rights for the development and Selling of the Product in accordance with this Agreement.

In consideration of the above recitals, the parties agree as follows:

1.    DEFINITIONS

1.1    “Agreement” shall mean this License and Supply Agreement.

1.2    “BeiGene Indemnitees”  shall have the meaning set forth in Section 12.2 of the Agreement.

1.3    “BeiGene Trademark” shall mean the trademarks registered by BeiGene and used together with the Trademark for the Sale of the Product by BeiGene in the Territory pursuant to this Agreement and the equivalent trademark in Mandarin or any other official languages in the Territory.

1.4    “BeiGene Bonded Warehouse” shall have the meaning set forth in Article 5 of the Agreement.

1.5    “Celgene Promotion Policies” shall have the meaning set forth in Section 3.2.4 c) of the Agreement.

1.6    “Celgene Indemnitees”  shall have the meaning set forth in Section 12.1 of the Agreement.

1.7    “Claims”  shall have meaning set forth in Section 12.1 of the Agreement.

1.8    “Clinical Trial Agreement” shall have the meaning set forth in Section 3.2.9.

1.9    “Commercially Reasonable Efforts” means, with respect to either party in relation to this Agreement, such efforts that are consistent with the efforts and resources used by a biopharmaceutical company of similar size and market capitalization as such party in the exercise of its commercially reasonable business practices under this Agreement, including manufacture and commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant Product and that has commercial and market potential similar to the relevant compound or Product, taking into account issues of [...***...].

1.10    “Competing Product” shall mean, with respect to a Product, any product that (a) has received a Registration in the Territory permitting it to be sold to prevent or treat the same indication as such Product, (b) is directed to the same biological target(s) as such Product and (c) has substantially the same mechanism of action as such Product.

1.11    “Confidential Information” shall mean, collectively, Other Confidential Information, Scientific Information and Know-how.

1.12    “Control” or “Controlled” shall mean, with respect to any intellectual property (including Patents and Know-How) or Confidential Information (including data), the ability of Celgene (whether through ownership or license (other than a license granted in this Agreement)) to grant to BeiGene the licenses or sublicenses as provided herein, or to otherwise disclose such intellectual property or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such intellectual property or Confidential Information to the other Party.

1.13    “Effective Date” shall mean the closing date of the Sale and Purchase Agreement by and between Celgene Holdings East Corporation and BeiGene (Hong Kong) Co., Limited dated as of the Execution Date (the “Share and Purchase Agreement”).

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.14    “Existing Product” shall mean the products described in Schedule B attached hereto.

1.15    “Firm Purchase Order” shall have the meaning set forth in Section 4.1 of the Agreement.

1.16    “First-Tier Distributor” shall have the meaning set forth in Section 2.1 of the Agreement.

1.17    “Foreign Official” shall mean any employee or officer of a government of a foreign country (i.e., a country other than the United States of America), including any federal, regional or local department, agency, enterprise owned or controlled by the foreign government, any official of a foreign political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.

1.18    “ICC” shall have the meaning set forth in Section 14.3 of the Agreement.

1.19    “Know-how” shall mean relevant information or data on the Product, or commercial information or data relating to the Product, Controlled by any of the Celgene Group and required for the research, development or Selling of the Product within the Territory in accordance with this Agreement.

1.20    “Labeling Policy” shall mean Celgene Group’s corporate policy entitled “[...***...]” effective as of [...***...], and which may be updated by Celgene Group from time to time, a copy of which is attached under Schedule D of this Agreement.

1.21    “Losses” shall have the meaning set forth in Section 12.1 of the Agreement.

1.22    “Medical - Marketing Plan” shall have the meaning set forth in Section 3.2.4 of the Agreement.

1.23    “Minimum Remaining Shelf Life”  shall have the meaning set forth in Section 6.7 of the Agreement.

1.24    “New Product” shall mean, other than a Product, any oncology product which is, or is intended to be, Registered in the Territory and that Celgene or any member of Celgene Group has the sole or exclusive right to commercialize in the Territory.

1.25    “New Product Notice” shall have the meaning set forth in Section 2.8 of the Agreement.

1.26    “Other Confidential Information” shall mean, with respect to a party, all confidential and proprietary information, other than the Scientific Information and Know-how, , including financial statements, costs and expense data, marketing distribution and consumer data, production data, know-how, trade secrets, unpublished trademark applications, unpublished patent applications, and inventions not yet the subject of a patent applications, secret processes and formulae, technical data and reports including gene technology, biochemical, toxicological, pharmacokinetic, manufacturing and formulation data, clinical data, regulatory correspondence or any other information which is not generally ascertainable from public or public domain published information, regardless of whether such information was provided under this Agreement, by request of the other party or in any other manner. The terms and conditions of this Agreement shall also be considered as Other Confidential Information.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.27    “Patents” shall mean all patents (including inventor's certificates) and applications therefor that claim the Product in the Territory that are Controlled by any member of the Celgene Group, including without limitation any substitutions, extensions or restorations by existing or future extension or restoration mechanisms, reissues, renewals, divisions, patents-of-addition, continuations or continuations-in-part thereof or therefor.

1.28    “Product” shall mean, collectively, (a) the Existing Product and (b) any New Products that are added to this Agreement pursuant to Section 2.8 of the Agreement.

1.29    “Registration” shall mean the registration for the authorization of the sale and marketing of the Product in the Territory, as such authorization is granted by the applicable governmental or regulatory authorities, and which may include the RMinP approval if applicable.

1.30    “Representatives”  shall have the meaning set forth in Section 11.1 of the Agreement.

1.31    “RMinP” shall have the meaning set out in Section 3.2.5 of the Agreement.

1.32    “ROFN”  shall have the meaning set out in Section 2.8 of the Agreement.

1.33    “Scientific Information” shall mean all the scientific documentation and data on the Product that is Controlled by any member of the Celgene Group in connection with the Products including any such data related to clinical development activities or results.

1.34    “Selling” or “Sell” shall mean the distributing, selling, marketing and promoting of the Product in accordance with the Use of the Product after the Effective Date.

1.35     “SOPs” shall have the meaning set forth in Section 10.4 of the Agreement.

1.36    “Specifications” shall have the meaning set forth in Section 3.1.3 of the Agreement.

1.37    “Term” shall have the meaning set forth in Section 13.1 of the Agreement.

1.38    “Territory” shall mean, for all Product(s) contained herein, the People’s Republic of China, and for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan.

1.39    “Trade Control Laws” shall refer to U.S. laws which prohibit or limit export, distribution or sales of goods from the United States and their re-export from other countries into certain countries, referred to as Sanctioned Countries. More specifically and for purpose of performing the Agreement, Trade Control Laws shall refer to the U.S. Export Administration Regulations and the economic sanctions, rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s OFAC.

1.40    “Trademarks” shall mean the trademarks registered by the Celgene Group and used for the Sale of the Product by BeiGene in the Territory and any other trademarks that may be added hereto during the term of this Agreement and the equivalent trademark in Mandarin or any other official languages in the Territory.  Trademarks are listed in Schedule C attached hereto.

1.41    “Use of the Product” shall mean, the use of the Product to treat the diseases specified in the Registration, (a) in the formulations and presentations existing on the Effec-

tive Date, as well as (b) any new formulations, presentations and improvements agreed in writing by the parties in any subsequent amendment or addition to this Agreement.

2.    APPOINTMENT

2.1    During the Term and subject to the terms and conditions contained in the Agreement, Celgene grants to BeiGene, effective as of the Effective Date, the following, which BeiGene accepts:

a)       Celgene hereby appoints BeiGene to be the exclusive distributor and promoter for the Selling of the Product in the Territory in accordance with this Agreement.  This appointment is based on the practice of the Patents and the use of the Trademark in accordance with this Agreement and the Selling of the Product, as applicable in accordance with all applicable laws and regulations.  BeiGene shall have the right to appoint any third party as a sub-distributor or a marketing and promotion service provider of any Product in the Territory solely to the extent that (i) such appointment is permitted by applicable laws in the Territory; (ii) BeiGene reasonably determines that such appointment is reasonably necessary to facilitate the Selling of such Product in the Territory; and (iii) such third party is appointed for the sole purpose of Selling Products, or conducting marketing and promotion services, in the Territory; provided, that, any such appointment of a First-Tier Distributor (being the sub-distributor in the Territory that directly purchases the Product from BeiGene and resells the Product in the Territory in accordance with a distribution agreement with BeiGene) and/or a marketing and promotion service vendor shall be subject to prior written consent of Celgene, which shall not be unreasonably withheld.  Each agreement with a sub-distributor shall be consistent with the terms and conditions of this Agreement.  BeiGene will (A) notify Celgene of the name and address of the sub-distributor and provide Celgene with a copy of the agreement with the sub-distributor (redacted only with respect to financial terms and sensitive commercial or technical information) within [...***...] after its execution and (B) be responsible for ensuring that the performance by any of its sub-distributors in accordance with the applicable terms of this Agreement.  In the case of using any First Tier Distributor or a marketing and promotion service vendor for the Selling of the Product in the Territory, BeiGene shall ensure such sub-distributor, First Tier Distributor and marketing and promotion service vendor will be subject also to the obligation to follow all applicable laws and regulations as well as the obligations set forth in this Agreement for commercialization and the storage and distribution of the Product (including, as the case may be, the distribution in compliance with the RMinP).

Subject to Section 3.1.2, Celgene retains the rights for manufacturing of the Product in the Territory by itself or through any other member of the Celgene Group or through any third party manufacturer; provided, that, Celgene shall organize its manufacturing capacity in a manner that ensures that it shall meet the supply demand of BeiGene for Products in the Territory as agreed by the parties subject to the terms and conditions of this Agreement.  In case Celgene elects to manufacture the Products in the Territory, it shall be responsible for obtaining all the Registrations that are necessary for the Products to be manufactured in the Territory, at its own cost, with reasonable assistance to be provided by BeiGene subject to terms and conditions to be agreed upon by the parties.

b)    Celgene hereby grants to BeiGene (without prejudice to the right of BeiGene to use or appoint sub-distributors and marketing and promotion service providers pursuant to section 2.1 a) a non-sublicensable, non-transferable and (except in conjunction with an assignment of this Agreement pursuant to Section 17.1) non-assignable (i) exclusive right and license to use in the Territory the Trademark,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the Patents, the Know-how, the Scientific Information and the Other Confidential Information for the sole and exclusive purpose of Selling the Product in the Territory; (ii) co-exclusive right and license (together with Celgene) to use in the Territory the Patents, the Know-how, the Scientific Information and Other Confidential Information for conducting research and development activities in the Territory as mutually agreed by the parties under Section 3.2.10.  The foregoing rights do not under any circumstances include any right for BeiGene or its designees to (i) manufacture the Product in or outside the Territory; or (ii) exercise in any way whatsoever any rights in or with respect to any Celgene tangible or intangible property (including the Patent, the Know-how, Scientific Information and other Celgene Intellectual Property) outside of the Territory or in any way within the Territory except as expressly set forth herein.

No other rights, interests or licenses, express or implied, are granted, have been granted or in the future must be granted by Celgene (or any other Celgene Group member) to BeiGene with respect to the Patents, the Know-how, the Scientific Information, the Other Confidential Information or the Product except as set forth in the Agreement.

Celgene shall retain sole and exclusive ownership rights, interests and title to the Patents, Know-how, Scientific Information, Other Confidential Information and the Product.

2.2    During the term of the Agreement, Celgene shall supply exclusively to BeiGene, and BeiGene shall purchase exclusively from Celgene, the Product for use or sale in the Territory in accordance with the terms and conditions contained herein, including the product purchase pricing and payment terms described in Schedule A attached hereto and incorporated herein.

2.3    Nothing herein contained shall be deemed in any way to limit the right of BeiGene to determine the prices or terms at which Product purchased by BeiGene may be resold by BeiGene.  Without limiting the foregoing, BeiGene may resell any such Product at any prices determined by BeiGene within the Territory, whether greater or lesser than any prices listed, suggested or charged by Celgene, subject only to the applicable provisions of this Agreement and applicable laws and regulations. Suggested contractual terms and conditions of sale to BeiGene’s customers may be provided to BeiGene by Celgene from time to time but BeiGene is not obligated to follow such suggested contractual terms and conditions and shall remain free to establish its own contractual terms and conditions.

2.4    During the Term of the Agreement, BeiGene (including any member of the BeiGene Group) [...***...], unless otherwise mutually agreed by the Parties, which acceptance should not be unreasonably withheld.

2.5    BeiGene (including any member of the BeiGene Group) shall refrain, outside the Territory, from Selling the Product, from seeking or accepting any actual or potential orders of customers, and from maintaining any distribution depot for the Product.  BeiGene shall use Commercially Reasonable Efforts to ensure that its customers do not resell the Product on the Internet or outside of the Territory.  BeiGene shall refer to Celgene all inquiries that BeiGene receives for the Product for sale or ultimate delivery outside the Territory.

2.6    If at any time during the Term, Celgene is unable for any reason to manufacture any Product on a global basis, Celgene shall have the right in its sole discretion to cease to manufacture the Product or remove the Product from its range of products for sale or distribution in the Territory, in which case Celgene shall provide BeiGene with at least [...***...] prior written notice, unless a shorter notice period is required by the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

applicable governmental or regulatory authority.  The Agreement shall terminate solely with respect to that Product on the date provided in such written notice by Celgene and shall continue in full force and effect in all other respects for all other Products.  During the period following the receipt by BeiGene of the written notice provided in this Section 2.6, BeiGene shall have the right, in its sole discretion, to Sell its remaining inventory of the withdrawn Product.  To the extent that BeiGene does not elect to Sell its remaining inventory of the withdrawn Product or if BeiGene so elects but is unable to Sell its entire inventory of the withdrawn Product, Celgene will have the obligation to either (i) direct BeiGene to destroy its inventory of such withdrawn Product (in which case Celgene shall make a one-time payment to BeiGene equal to the aggregate original Product Purchase Price paid by BeiGene for such inventory of Product) or (ii) repurchase from BeiGene its inventory of such withdrawn Product for a repurchase price equal to the aggregate original Product Purchase Price paid by BeiGene. In addition to the foregoing, Celgene will compensate BeiGene for any costs and penalties BeiGene may have to incur as a result of its inability to fulfill any ongoing tender obligations; provided, such obligations could not have been reasonably avoided and/or anticipated by BeiGene. The parties will reasonably cooperate with each other in connection with any such withdrawal by taking such steps as may be reasonably necessary in ensure a smooth withdrawal of such Product from the Territory. Celgene shall not reintroduce any Product into the Territory that is withdrawn pursuant to this Section 2.6 without the prior written consent of BeiGene.

2.7    At the Effective Date, each party will appoint an individual as Agreement Manager.  Each Party may update the identity of its Agreement Manager during the term of the Agreement by notice in writing to the other party.

a)    The Agreement Managers of each party will meet in person or discuss via teleconference performance of each Party's obligations under this Agreement and any other matters as notified by either party in advance of such meeting.  Meeting frequencies are set out in Schedule E attached hereto.

b)    The Agreement Managers will keep accurate and complete minutes of their meetings to record all actions taken and items discussed. All such minutes and other records of the Agreement Managers will be available to each Party.

c)    The Agreement Managers shall also use Commercially Reasonable Efforts to ensure that the Contact Matrix and Key Operations Tracker referred to in Schedule E attached hereto, are implemented in due time.

d)    The Agreement Managers initially appointed by the Parties at the Effective Date of the Agreement are referred to in Schedule E attached hereto.

2.8    In the event that, during the first five (5) years of the Term, Celgene decides to commercialize through a third party in the Territory a New Product, BeiGene will have the right of first negotiation (“ROFN”) with respect to obtaining rights to develop with Celgene and Sell the New Product in the Territory, subject to the following conditions:

a)    In the event that Celgene decides to commercialize a New Product in the Territory through a third party, Celgene will provide a written notice to BeiGene (“New Product Notice”), provide a summary of the New Product, including material scientific data Controlled by Celgene (as well as such other information in Celgene’s Control that BeiGene may reasonably request).

b)    BeiGene may exercise its ROFN at its discretion by providing written notice thereof to Celgene within [...***...] after the date of such New Product Notice, during which period Celgene will not enter into any term sheet (or equivalent) negotiations or agreement with any third party in relation to the New Product for

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the Territory. During this [...***...] period, Celgene will provide BeiGene with any information and data Controlled by Celgene and reasonably requested by BeiGene, and use reasonable efforts to make the appropriate employees available for diligence phone calls, in order to assist BeiGene in completing its diligence review of the New Product.

c)    If BeiGene exercises its ROFN, then the Parties agree to negotiate in good faith terms of an arrangement between them regarding such New Product in the Territory, as applicable, for a period of [...***...] following BeiGene’s exercise notice (unless the Parties mutually agree to extend the period), during which period Celgene will not enter into any term sheet (or equivalent) negotiations or agreement with any third party in relation to the New Product for the Territory.

d)    Any grant to BeiGene of the rights to develop with Celgene and/or Sell the New Products in the Territory shall be subject to agreement between BeiGene and Celgene of mutually satisfactory reasonable terms and conditions. Any terms and conditions to be agreed upon by the Parties in connection with the New Product will be set forth in a separate agreement.  The parties hereby acknowledge that such terms may include the conduct by BeiGene of clinical development activities with respect to the New Product in the Territory, subject to the Parties reaching agreement on a mutually-acceptable development plan with respect thereto.

e)    In the event BeiGene fails to exercise its ROFN or after BeiGene exercises its ROFN, the Parties fail to agree to terms for the New Product within the aforementioned time period, then Celgene will have no further obligation to BeiGene for the New Product.

Unless otherwise agreed by the Parties, Celgene shall reserve the right to manufacture any New Product for Selling in the Territory, and shall own and control the regulatory responsibilities for and own and control the Registration of any New Product.

For the avoidance of doubt, if Celgene decides, in its sole discretion, to commercialize a New Product by itself, instead of through any third party in the Territory, BeiGene will have no ROFN as specified in this Section 2.8.

3.    OBLIGATIONS

3.1    OBLIGATIONS OF CELGENE

Celgene shall have the following obligations during the Term of the Agreement:

3.1.1    Celgene shall provide BeiGene with the Patents, Know-how, Scientific Information, and Product information needed for compliance with the Registration and/or for the Selling, as applicable, of the Product in the Territory, and all needed samples of the Product (free of charge) required by governmental authorities of the Territory for the importation of the Product. Provided however, [...***...].

3.1.2    Celgene shall be responsible for maintaining the current Registration of the Product including without limitation the Imported Drug License, and, except as otherwise provided in this Agreement or as may be agreed by the parties, for obtaining any subsequent Registration (e.g. new indications or agreed future formulations, minor and major variations) of the Product in the Territory.  In case of any changes in the current Registration of the Product, Celgene shall (a) be responsible for, with assistance of BeiGene, updating the Registration with the competent regulatory authorities and (b) serve an advanced notice to BeiGene at least [...***...] before the submission of such changes, and have a good faith discussion with BeiGene for such actions as necessary to maintain a continuous supply of the Product to BeiGene before such changes of the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Registration are duly approved, including but not limited to building up additional inventory of the Product.

3.1.3    Celgene shall manufacture the Product either directly or via a member of the Celgene Group or a designee thereof (“Supplier”) according to the requirements of Good Manufacturing Practices (GMP) (as defined in the U.S. Code of Federal Regulations and if applicable, the European Union GMP) and in conformity to the lot release specifications for the Product accepted by the regulatory authorities in the Territory and, as applicable, as contained in the Registration (the "Specifications").

3.1.4    Celgene shall supply the Product to BeiGene, either directly or via a third party supplier in finished form, packaged and labeled in accordance with the pre-registration requirements of the Territory, the Labeling Policy and, if applicable, the Registration, together with a certificate of conformity, certificate of analysis complying with the approved Registration in the Territory and the marketing authorization of the Product.  For the avoidance of doubt, Celgene shall remain responsible for the performance of any designated third party Supplier in accordance with this Agreement.

3.1.5    To the extent requested by BeiGene, Celgene shall participate with and provide assistance to BeiGene in obtaining pricing approval and government reimbursement of the Product for each province within the Territory (including, if applicable, inclusion in the national reimbursement list) following discussions by the Parties concerning such matters.

3.1.6    To the extent determined reasonably necessary by Celgene in its sole discretion, provide to BeiGene (at an agreed charge, if any), in the English or Mandarin language: (i) Product training sessions, (ii) reasonable quantities of brochures and other promotional materials available for the Product in the English language, (iii) published articles or studies in the English language relating to the Product and (iv) training on the Labeling Policy, and upon receipt of the training, BeiGene shall take reasonable steps to ensure that its personnel are suitably trained on the Labeling Policy.

3.1.7    For the avoidance of doubt, all costs of Selling in the Territory shall be borne by BeiGene, unless otherwise specified in the Agreement.

3.1.8    Celgene shall maintain at all times a sufficient quantity of Product in inventory to meet BeiGene’s reasonably anticipated demand of Product as provided in BeiGene’s forecast.  If for any reason Celgene is in good faith unable to supply any or all of the quantities of the Product required to be supplied hereunder, it shall provide BeiGene with reasonable prior written notice thereof, which shall include a reasonable explanation for such failure and, as soon as practicable, appoint a third party designee for the supply of the Product to BeiGene within the same terms and conditions hereof.   In the event of a shortfall in Celgene's ability to supply the Product, it shall use its good faith efforts to provide BeiGene with as much quantity of the Product as possible, considering Celgene's (and the other Celgene Group members') other requirements for the Product outside of the Territory.  In no event shall Celgene single BeiGene out as the only party to whom a shortfall is applicable. Reduction in BeiGene’s sales of the Product due to Celgene’s inability to supply in good faith any or all of the quantities of the Product required shall be taken into consideration when assessing BeiGene’s obligations relating to Medical-Marketing Plan.  Moreover, in case Celgene’s inability to supply the Product results in BeiGene having to pay penalties for its own inability to fulfill any ongoing obligations to third parties through no fault of its own, Celgene will compensate BeiGene for such penalties in accordance with this Agreement.

3.2    OBLIGATIONS OF BEIGENE

In addition to the other obligations of BeiGene otherwise specified in the Agreement, BeiGene shall, at its sole expense, have the following obligations during the Term of the Agreement:

3.2.1    Obtain the Product in finished form for Selling from Celgene, or from suppliers designated by Celgene for the Territory.

3.2.2    Provide information Controlled by BeiGene to the extent necessary to maintain or update the Registration by submitting to Celgene (or its designated Celgene Group member) all documents and/or communications to be filed by Celgene with governmental authorities in the Territory which relate to the Product, and assist Celgene in making any necessary modifications or amendments to the Registration to enable BeiGene to perform its obligations under the Agreement in accordance with the rules, regulations or requirements of any applicable governmental entity.  For clarity any proposed documents and/or communications, modifications or amendments to the Registration shall be dealt with exclusively by Celgene (or its designated Celgene Group member) and shall require Celgene’s prior written approval.

3.2.3    Use Know-how, the Labeling Policy and the Scientific Information supplied to it solely and exclusively for complying with the Registration and for Selling the Product in the Territory, as applicable.

3.2.4    Assume responsibility for the Selling of the Product in the Territory and otherwise use Commercially Reasonable  Efforts to promote the use and sale of the Product in the Territory.  In particular, BeiGene undertakes to prepare in the English language a medical marketing plan (“Medical - Marketing Plan”) for each calendar year, which shall include those items listed in Schedule E. 7 of the Agreement to the extent consistent with the scope and content of the information provided to Celgene in the Territory with respect to the Product prior to the closing of the Share and Purchase Agreement and consistent with the global medical and/or marketing strategy defined and communicated by Celgene to BeiGene.

a)      The Medical-Marketing Plan shall be submitted to Celgene for its review no later than by [...***...] of each calendar year. Celgene shall complete its review of the Medical-Marketing Plan within [...***...] upon receipt thereof. BeiGene shall consider in good faith any comments and recommendations to the Medical-Marketing Plan provided by Celgene as part of its review.  Following Celgene's review of the Medical-Marketing Plan, it shall be implemented by BeiGene and any material modification shall be submitted to Celgene for its review under this Section 3.2.4(a).  Additionally, should BeiGene fail to achieve satisfactory results in the execution of the Medical-Marketing Plan in any given year in the Territory, the Parties shall discuss and agree in good faith (with Celgene taking into consideration the market environment, pricing and reimbursement considerations, the market share of the Product) on a plan to remedy the situation.

b)     The provisions of the Medical-Marketing Plan shall form part of the terms and conditions of this Agreement.  If there is any conflict between the provisions of the Agreement and the Medical-Marketing Plan, the provisions of the Agreement shall prevail.  For the avoidance of doubt, BeiGene shall assume all responsibility for the activities of its own sales force and shall maintain sufficient resources during the term of the Agreement to comply with its obligations under the Agreement.

c)      BeiGene shall develop promotional materials for Selling the Product in the Territory which shall not include claims and statements that are misleading or that are not supported by available clinical evidence and as indicated in the Registration. Furthermore, such promotional materials shall be in compliance with policies established by Celgene and provided in writing to BeiGene from time to time relating to the promotional positioning of the Product, including educational, technical, scientific, commercial and marketing instructions (the “Celgene Promotion Policies”). During the Term, Celgene may request to review such promotional materials as developed by

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

BeiGene to confirm their compliance with such policies.  To the extent permitted by applicable laws and regulations, BeiGene shall indicate on its own promotional materials (including any Celgene pre-approved Internet website), that the Product is promoted and distributed by BeiGene (or the Celgene authorized BeiGene Group member) in the Territory under authorization by Celgene, and BeiGene may use its own name and logo on such promotional materials.

d)      BeiGene shall use Commercially Reasonable Efforts to actively promote the Selling of the Product in the Territory, by means of visits to doctors, pharmacists and other persons with a professional interest in the study and prescription of the Product, through the distribution of literature, through relevant publications and other media (including the Internet); such activities shall be carried out in conformity with all applicable rules, regulations and guidance of any governmental authority governing the use, storage, transport, export, import and/or promotion of pharmaceutical and biological products, as well as be undertaken in accordance with the Registrations, the RMinP and Celgene's written instructions concerning indications, dosage, warnings, contraindications, precautions and administration; BeiGene shall submit each Internet website directed toward the Product for Celgene's prior written approval, which shall not be unreasonably withheld, and BeiGene shall abstain from promoting the Product for uses other than those defined in the Registration and this Agreement. BeiGene shall maintain a [...***...] for Selling of the Product and cause its Representatives (as defined below) to comply with the Celgene Promotional Policies.

e)      BeiGene shall regularly inform Celgene about the medical and promotional activities carried out in the Territory, in particular activities resulting from the implementation of the Medical-Marketing Plan.  For this purpose, the Agreement Managers (as defined in Section 2.8 above) of the respective parties will schedules meetings between the Parties at regular intervals, as further detailed in Schedule E. BeiGene shall furnish Celgene with updates regarding the implementation of the Medical-Marketing Plan by providing the reports pursuant to the content and timelines defined in Schedule E.

f)      In addition to its reporting obligations connected with the implementation of the Medical-Marketing Plan as referred to in Section 3.2.4e) above, BeiGene shall furnish Celgene, within [...***...] monthly Sales Reports, Quarterly Finance Forecast Reports (including Inventory) and any other information, reports and forecasts per province in the Territory in BeiGene’s possession and control as Celgene may reasonably request from time to time, it being understood that in case of use of sub-distributors by BeiGene for the distribution of the Product hereunder, Celgene may also request certain reports to also include relevant information for each sub-distributor, as further detailed in Schedule E attached hereto. The list of the reports required to be provided to Celgene by BeiGene is set out in Schedule E attached hereto.  Moreover, the format to be used for the reports shall be agreed between the Parties within [...***...] from the Effective Date.

g)      BeiGene shall maintain an inventory of the Product in the Territory adequate to ensure prompt delivery to patients and customers, and supply and sell the Product in the same condition as it is received by BeiGene. BeiGene shall not tamper with or make any alteration to such Product without the prior written consent of Celgene.

h)      BeiGene shall adhere to the provisions of the Labeling Policy, and shall not, without the prior written consent of Celgene, remove, change, alter, conceal or obscure any of the labels, inscriptions, instructions, legends, trade names, warnings or markings on the Product or the packages or boxes used for the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Product, and if required, BeiGene shall identify and communicate in writing to Celgene any additions or alterations required by the applicable laws and regulations in the Territory, with the parties agreeing in writing on their implementation.

i)      BeiGene shall not, without the prior written consent of Celgene, conduct, or have conducted, any testing on the Product supplied hereunder, such as but not limited to import lab-testing;

j)      BeiGene shall maintain insurance in respect of BeiGene's inventory of the Product against loss or damage by theft, fire, storm, tempest, riot, adequate to cover its obligations hereunder and which are consistent with best business practices of prudent companies similarly situated.

k)      BeiGene shall store and distribute the Product in accordance with applicable GMP (Good Manufacturing Practice) and GDP (Good Distribution Practice) principles and guidelines in compliance with all applicable laws and regulations of the Territory.

l)      BeiGene shall provide to Celgene in the English language (with a copy in the language of the Territory if requested) any information, notices, reports or materials from any government authorities concerning the Product or relating to the performance of this Agreement received by BeiGene.

m)    BeiGene shall coordinate and manage tender procedures in the Territory, which activities will include (but not be limited to): (i) taking all reasonably necessary measures in order to both identify and promptly communicate to Celgene the existence of any public tenders in the Territory relating to any of the Product; (ii) collecting all documents and information reasonably needed to apply for such tenders; (iii) taking all reasonably necessary steps to bid for tenders in due time, such as but not limited to, by filling all documents, providing all relevant data and, as the case may be, providing any financial guarantee, which may be required; and (iv) putting in place all legal instruments which may be required in case a tender is awarded.

3.2.5    If any Product is required by local law or by Celgene to be Sold in the Territory under a risk minimization program (“RMinP”), then BeiGene will distribute the said Product(s) in the Territory in full compliance with such RMinP.  The RMinP will include education, training and registration of prescribing physicians and patients. Given the regulatory framework that applies to such RMinP, BeiGene shall follow all reasonable instructions given by Celgene to BeiGene when providing the distribution services for the Products.

[...***...].  BeiGene will work closely with Celgene to adapt the global RMinP to local requirements and health care system, and BeiGene will propose the RMinP to local authorities and handle all communications regarding RMinP with the local authorities after having received agreement from Celgene on the content of such communications.

3.2.6    BeiGene (including BeiGene Group members) shall comply with all laws and regulations applicable in the Territory dealing with Selling of the Product purchased under this Agreement, the RMinP agreed upon with the local authorities, laws relating to data protection and safety in the workplace, laws relating to the promotion of pharmaceuticals over the Internet as well as those laws and regulations prohibiting the giving of anything of value, directly or indirectly, to influence improperly the supply or sale of the Product in the Territory. Without limiting the generality of the foregoing, BeiGene shall, at its sole expense, obtain and maintain all licenses and governmental approvals that may be reasonably necessary to permit the importation of the Product and the Selling of the Product by BeiGene.  BeiGene shall in all cases, refrain from engaging in any activities or conduct which would cause Celgene or any member of

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the Celgene Group to be in violation of the US Foreign Corrupt Practices Act and any applicable anti-bribery laws. If BeiGene or any BeiGene Group member proposes to provide any information, data or documentation to any governmental or regulatory authority in respect of the Product, it shall first obtain the prior written approval of Celgene, which will not be unreasonably withheld, or shall provide such information, data or documentation in accordance with Celgene's written instructions, any other member of the Celgene Group, unless otherwise required by law.

3.2.7    At the written request of Celgene, BeiGene shall complete all formalities relating to the government reimbursement issues, including pricing approval as well as the procedure for inclusion (if appropriate) in the provincial or national reimbursement list, of any current and future presentations, formulations and/or indications of the Product, subject always to the provisions of the Agreement and the pricing principles agreed in the applicable Medical-Marketing Plan.

3.2.8    BeiGene shall keep normal business accounts with respect to sales of the Product which must be complete, accurate and in conformity with US Generally Accepted Accounting Principles and which shall include a record of the sales or other disposition of the Product and any amounts paid to Celgene.  Such records shall be retained for no less than a [...***...] period following the year in which any such sale, distribution or payment occurred and may be inspected by Celgene pursuant to this Section 3.2.8.  Celgene shall have the option to engage at its own expense an independent certified public accountant to examine, in confidence, such records of BeiGene by providing a written request to BeiGene, which will not be made more frequently than [...***...] per calendar year, upon at least [...***...] prior written to BeiGene; provided that such audit right will not apply to records beyond [...***...] from the end of the calendar year to which they pertain. Such review shall be limited in scope to the [...***...].  In every case the independent certified public accountant must have previously entered into a confidentiality agreement with both parties having confidentiality obligations and non-use obligations no less restrictive than those set forth in the Agreement and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this provision.  Results of any such review will be binding on both Parties absent [...***...].    All records and information so reviewed by the independent auditor shall be treated as information confidential to BeiGene.  If any such audit shall indicate that any such sales, distributions or payments were in error, if such error results in a deficiency in payment by BeiGene to Celgene under the Agreement then BeiGene shall pay the amounts in error to Celgene and if such error is an overpayment by BeiGene to Celgene under the Agreement, then Celgene shall promptly refund the excess payment. Costs of the audit shall be paid by Celgene. This Section 3.2.8 shall survive the expiration or any termination of this Agreement for a period of [...***...].  For the avoidance of doubt, the above provisions shall also apply in respect of members of BeiGene Group if involved in the Selling of the Product in the Territory.

3.2.9    Except as set forth in Section 3.2.10 or with respect to clinical trials or studies undertaken under a separate written agreement with and under the direction of Celgene (or any other designated Celgene Group member) (“Clinical Trial Agreement”), BeiGene shall have no rights or responsibilities for conducting clinical trials or studies relating to the Product, and Celgene may organize at its sole discretion the supply of clinical trial material (including the Product) by itself or through a third party in the Territory where any clinical trial will be conducted by Celgene.  Celgene will inform BeiGene of its decision to undertake such clinical trials in advance. In addition to the rights and obligations of BeiGene or any BeiGene Group member under any such Clinical Trial Agreement or under any other agreement related to the performance of clinical trials or studies, BeiGene (including any BeiGene Group member) shall continue to be subject to the same terms and conditions of this Agreement in respect of any of its breaches or obligations under a Clinical Trial Agreement or any other agreement related to the performance of clinical trials or studies.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

3.2.10    BeiGene shall be entitled to propose and conduct certain research and development activities (including but not limited to clinical programs) with regard to new indications of the Products in the Territory and with regard to New Products that become Products at its own cost, subject to review and approval by Celgene, which will not be unreasonably withheld and to the preparation and finalization of a development plan mutually acceptable to the parties that shall describe such activities and allocate responsibilities for such parties between the parties. Such proposals shall be discussed by the Agreement Managers who shall include relevant stakeholders within their respective organizations in order to fully evaluate and consider such clinical programs. BeiGene shall not carry out any research and development activities for any indications of the Product or for any New Products that become Products without prior written approval by Celgene. The Parties agree that, subject to the terms and conditions hereof, any right or interest related to the new indications solely developed by BeiGene will be owned by BeiGene, provided that BeiGene shall grant Celgene free-of-charge access and the right to use any data related to research and development activities of the Product for seeking the Registration to be owned by Celgene or any other purpose; and any right or interest related to the new indications solely developed by Celgene shall remain as proprietary property of Celgene.

3.2.11    BeiGene shall verify and represent to Celgene that any sub-distributor to be involved in the distribution or promotion of the Product is not included on any of the restricted party lists maintained by the U.S. Government, including, but not limited to, the Specially Designated Nationals List administered by the U.S. Treasury Department’s OFAC, the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls. BeiGene commits to refrain from Selling the Product to unauthorized third parties or end users under Trade Control Laws such as any military and law enforcement parties of Sanctioned Countries, including but not limited to military hospitals. BeiGene shall perform the Agreement in the Territory in compliance with Trade Control Laws as defined herein and within the limits set forth by any applicable OFAC Authorization. BeiGene acknowledges and will ensure that any sub-distributor shall comply with Trade Control Laws and the scope of any applicable OFAC Authorization. BeiGene shall ensure that this duty to comply with such Trade Control Laws and the prohibitions or restrictions it involves will be reflected in the agreement to be entered into by BeiGene and the sub-distributor.

3.2.12    BeiGene commits to perform its contractual obligations in conformity with any restrictions which may be set forth by the OFAC Authorization and Trade Control Laws.  Such OFAC Authorization and/or Trade Control Laws may restrict the Selling of the Product to specific third parties as mentioned herein. BeiGene shall comply with such restrictions imposed by the OFAC Authorization to the extent they apply to third parties to which it sells Products pursuant to the Agreement. OFAC Authorization may require reporting Selling activities to the U.S. Government indirectly through Celgene which BeiGene undertakes to facilitate. BeiGene shall notify Celgene promptly of any Selling activities which are not in compliance with Trade Control Laws and with the OFAC Authorization.  Celgene may inspect the records of sales and accounting records of BeiGene to confirm compliance with Trade Control Laws and the content of the OFAC Authorization by providing a written request to BeiGene, which will not be made more frequently than one (1) time per calendar year unless additional inspections are required as a result of a change in the Trade Control Laws and/or the content of the OFAC Authorization, and in any event, upon at least [...***...] prior written to BeiGene. Such review shall be limited in scope to confirm BeiGene’s compliance with Trade Control Laws and the content of the OFAC Authorization. BeiGene undertakes not to object to such inspections provided Celgene may give reasonable prior notice to BeiGene as provided above. BeiGene shall ensure that any sub-distributor it retains to perform Selling activities in Sanctioned Countries

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

grants such inspection rights to BeiGene and indirectly, to Celgene by means of adequate contractual terms and conditions.

3.2.13    While storing, handling and/or distributing the Product, BeiGene shall make all reasonable efforts to comply with Celgene supply chain security requirements set forth in Schedule G attached hereto, which requirements derive from the World Customs Organization (WCO) Framework of Standards to Secure and Facilitate Global Trade (SAFE) standards, in order in particular to verify the security and integrity of the Products through all points of the supply chain.  BeiGene shall also ensure that any subcontractors used by BeiGene in the distribution of the Products are duly informed of such requirements and make reasonable efforts to comply with these requirements.

4.    FORECASTS AND ORDERING

4.1    In order to facilitate Celgene's supply planning of the Product, BeiGene shall provide Celgene not later than [...***...] prior to the beginning of each calendar year, a [...***...] non-binding estimate of BeiGene’s requirement of the Product by strength for each province within the Territory.  Furthermore, BeiGene shall provide Celgene [...***...] the non-binding estimate of BeiGene’s future orders of the Product by strength for the next [...***...]. Such forecast shall be non-binding with the exception of the forecast for [...***...], reflected therein for which quantities are considered firm.  BeiGene shall place a firm purchase order accordingly (hereinafter a “Firm Purchase Order”), requesting a shipping date from Celgene’s warehouses that is at least [...***...] after the date of ordering. [...***...].

4.2    Celgene shall confirm its acceptance of each Firm Purchase Order placed in accordance with Section 4.1 within [...***...] from the date of receipt of such order. Once accepted, such Firm Purchase Order, to the extent that it has been accepted, will become binding on both Parties and the relevant delivery date shall be defined between the Parties pursuant to the requirement set out in Section 4.1. Notwithstanding the above, BeiGene may request to reasonably modify or reschedule an order, prior to the relevant delivery date. Celgene's consent to such modifications or rescheduling shall not be unreasonably withheld. Celgene shall deliver Product to BeiGene a maximum of [...***...] times per year unless otherwise mutually agreed in writing. BeiGene shall also indicate to Celgene in due time in case any specific printing and labeling requirements apply to the packaging of the Product.

4.3    Tenders shall be included in BeiGene’s forecast, and the same lead times as referred in Section 4.1 above shall apply to them.  In case of unforeseen tenders that could not have been forecasted by BeiGene, Celgene shall be informed by BeiGene as promptly as possible and the Parties will use Commercially Reasonable Efforts to try to deliver the order in a shorter time frame as normally required under Section 4.1, it being understood however that Celgene shall not be held liable whatsoever in case it fails to do so. Large tenders shall not be subject to the maximum annual delivery limitations referred to in Section 4.2, and may therefore be placed in addition to orders made pursuant to the terms and conditions set out in Sections 4.1 and 4.2 above.    Furthermore, BeiGene shall provide Celgene with, and thereafter update as the case may be, a tender calendar, showing all tenders BeiGene is participating in and reasonably expects to participate in within the Territory.

5.    DELIVERY TERMS

The Product shall be delivered by Celgene to [...***...] (“BeiGene Bonded Warehouse”). Celgene will not unreasonably refuse any written request of BeiGene to change the location of its bonded warehouse.

6.    CONDITIONS OF SUPPLY

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

6.1    All sales made by Celgene shall, except where otherwise agreed in writing, be subject to the terms herein and a separate Technical and Quality Agreement which shall be negotiated and executed as soon as practicable and no later than [...***...] from the Effective Date.  Any inconsistency between the terms of the Agreement and any applicable conditions of sale shall be governed by the terms of the Agreement.  For the avoidance of doubt, Celgene’s obligation to Supply the Products to BeiGene under this Agreement shall not commence until (i) the Technical and Quality Agreement and (ii) the Safety Data Exchange Agreement as provided in Section 10.2 are duly executed and become effective.

6.2    Without prejudice to any other right or remedy of Celgene, if BeiGene is in arrears with any payment due to Celgene under this Agreement, then Celgene may elect not to deliver the Product (except against payment in full in cash of all the amounts owing to Celgene by BeiGene) and/or Celgene may suspend further deliveries under any unfilled purchase orders (until payment in full of the amounts owing by BeiGene is received).  All monies owing to Celgene from BeiGene under this Agreement shall become immediately due and payable, and Celgene shall be entitled to recover possession of any Product supplied to BeiGene to the extent permitted by law for which payment has not been made in full.

6.3    All sales to BeiGene shall be final, and no Product shall be returned without the prior written authorization of Celgene, except as otherwise specifically provided herein.

6.4    Each shipment of Product shall contain such quality control certificates and other documentation as are necessary to show that Product conforms with the Specifications at the time of delivery by Celgene.  In the event that BeiGene determines that any Product did not conform with the Specifications at the time of delivery by Celgene, BeiGene shall provide a statement of the non-conformity by means of registered mail within [...***...] of receipt of the Product, providing details of the problem and any available documentation; provided, that, if such non-conformity was latent at the time of delivery by Celgene, then BeiGene shall so notify Celgene within [...***...] of its discovery of such non-conformity.  The sole obligation that this shall entail for Celgene is the immediate replacement as soon as commercially practical of the Product not conforming to the Specifications, at Celgene's expense, with due observation of customs and foreign exchange regulation.  All quantities of the Product not conforming to the Specifications shall, at Celgene’s direction and expense, either be destroyed or returned to Celgene.  In no event shall any such non-conforming quantities be used or sold by BeiGene. If BeiGene does not notify in writing Celgene within the time limits foreseen hereinabove of any quality impairment of the Product supplied by Celgene, then the Product shall be deemed to have been approved and accepted by BeiGene.

BeiGene shall adhere to Celgene’s instructions regarding storage and transport conditions for the Product (temperature, humidity, etc.).

6.5    The Product supplied by Celgene under this Agreement shall be available for Selling, as applicable, by BeiGene in the indications, formulations and presentations described in Schedule B attached hereto.

6.6    Subject always to the provisions set out in Section 3.2.4 c) of the Agreement, in the event that a Product batch fails required import testing in the Territory, then BeiGene shall notify Celgene in writing promptly upon becoming aware of such failure and the Parties shall mutually agree on subsequent actions.

6.7    Celgene will use Commercially Reasonable Efforts to supply Product to BeiGene with the minimum remaining shelf life as indicated in Schedule B attached hereto

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(hereinafter referred as the “Minimum Remaining Shelf Life”).  In the event that Celgene is only able to propose Product with less than the Minimum Remaining Shelf Life to BeiGene, BeiGene has the right to refuse shipment. Also, if any Product is supplied hereunder by Celgene with remaining shelf life below the said Minimum Remaining Shelf Life, and thereafter such Product remains unsold with less than [...***...] remaining shelf life, Celgene shall replace all such expired Product with fresh Product, at Celgene’s cost, or refund BeiGene for such Product at their relevant Product Purchase Price at the time of supply by Celgene, in which case BeiGene shall either return to Celgene or destroy the said Product, as indicated in writing by Celgene, and in case of a destruction, BeiGene shall give Celgene all reasonable documented proof of such destruction and allow Celgene to carry out any inspection it may deem necessary in relation thereto.  Furthermore, it is understood and agreed by both Parties that Celgene will in no event replace at its own costs or refund BeiGene for any stocks of the Product which has expired as a result of BeiGene’s failure to adhere to the FEFO rule, the replacement being in such case at BeiGene’s own cost.

6.8    In the event that a tender obtained by BeiGene within the Territory requires that Celgene directly distribute the Products to an end user in the Territory, then the parties will mutually agree on a reasonable estimate of all such costs directly related to the distribution of such Products and, subject to the foregoing, all such costs that are within the estimate shall be borne by BeiGene.

7.    DELIVERY

All deliveries of the Product shall be on the credit of BeiGene and shall constitute sales made directly to BeiGene.  Risk on the Product shall pass to BeiGene upon delivery.  BeiGene shall be responsible for obtaining payment from its customers.

8.    INSPECTION

8.1    Provided reasonable (not less than [...***...]) prior written notice has been given to BeiGene, Celgene may not more than [...***...] per calendar year inspect, or appoint qualified delegates to inspect, during normal working hours, the facilities where BeiGene (or its authorized representatives) stores or has stored the Product and BeiGene's (or its authorized representative's) stock rotation, inventory and storage systems.  BeiGene shall consider in good faith any reasonable recommendations made by the said delegates either in writing or verbally.

8.2    Any inspection by Celgene does not release BeiGene from its obligation to observe all of its duties stipulated in the Agreement, and to exercise all due care with regard to the risks associated with the use of the Product.

8.3    To the extent BeiGene uses a third party (including BeiGene Group members) to perform certain obligations of BeiGene under the Agreement, BeiGene shall use Commercially Reasonable Efforts to include in its agreement with such third party an obligation for each such authorized third party to grant Celgene the same rights of inspection as described under Section 8.1 above, as well as the audit rights referred to in Section 8.4 below. In particular, BeiGene shall ensure that it obtains such rights from each sub-distributor(s).

8.4    Notwithstanding the above, BeiGene shall include in the agreements with each of its sub-distributors an obligation of such sub-distributor to permit Celgene to perform an audit of the premises and operations of such sub-distributor.  Audit of sub-distributors shall be done in close coordination with BeiGene and the result of such audit shall be shared with BeiGene and BeiGene shall promptly take all steps necessary to remedy

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

any issues identified by Celgene as requiring modification to ensure compliance with applicable regulations and the Celgene Promotion Policies.

9.    USE OF THE TRADEMARK

9.1    BeiGene shall have (without prejudice to the right of BeiGene to use or appoint sub-distributors pursuant to Section 2.1 a) a non-sublicensable, non-transferable and (except in conjunction with an assignment of this Agreement pursuant to Section 17.1) non-assignable, exclusive right to use the Trademark solely for Selling the Product in the Territory during the term in accordance with this Agreement. The use of the Trademark shall always be subject to the prior written approval of Celgene, not to be unreasonably withheld, and such use shall cease immediately upon receipt of such notice from Celgene. BeiGene shall not directly or indirectly challenge the validity of the Trademark and shall not aid or assist third parties to do so.  BeiGene shall indicate on all packaging and promotional material for the Product that the relevant Trademark belongs to Celgene (or its designated Celgene Group member).  The use by BeiGene of the Trademark shall not constitute or imply any assignment or transfer of the Trademark or any goodwill associated with it.  Whatever use BeiGene makes of the Trademark shall inure to the sole and exclusive benefit of the Product in accordance with this Agreement.  If for any reason BeiGene (or any BeiGene Group member) adopts, develops or acquires any right in the Trademark or its goodwill, then BeiGene shall on expiration or any termination of this Agreement assign, at no charge, to Celgene (or its designated Celgene Group member) all rights in such Trademark in accordance with Section 16.3.

9.2    BeiGene shall not use the Trademark within the Territory for any product other than the Product and shall use the Trademark only for the purpose of Selling Product in the Territory under the Agreement and subject to the terms and conditions in the Agreement.

9.3    If BeiGene wishes to co-brand a Product under the Trademark and such co-branding is not prohibited by applicable laws in the Territory, BeiGene shall submit a sample of such proposed co-brand to Celgene for its review and approval. Celgene shall have the sole discretion to approve such co-branding, and seek the Registration for such co-branding if it decides to do approve such proposal for co-branding. BeiGene shall register the BeiGene Trademark in the Territory and shall take all such actions as are required to continue and maintain in full force and effect in the Territory the BeiGene Trademark and the registrations thereof, and shall be solely responsible for all expenses incurred in connection therewith.  As between the Parties, BeiGene shall be the exclusive owner of the BeiGene Trademarks in the Territory.

10.    INFORMATION ABOUT, SIDE EFFECTS, SAFETY AND MISCELLANEOUS INFORMATION

10.1    Each party shall promptly inform the other during the term of the Agreement of all undesired side effects, damages, toxicity or sensitivity reactions associated with the use of the Product, regardless of whether these effects are attributable to the Product. Celgene shall have the right to withhold the supply of the Product or to take any other reasonable action, and BeiGene shall have the right to withhold the commercialization of the Product or to take any other reasonable action, if there appear side effects with respect to the Product so severe as to justify such suspension or any other action.  Except as otherwise provided in Article 12, no compensation claim or indemnification shall be accepted in respect to actions permitted under this Section 10.1. BeiGene (including BeiGene Group members) shall comply with the adverse event and recall policies and procedures of Celgene as provided in writing to BeiGene by Celgene and as required by applicable laws and regulations. Celgene shall provide BeiGene’s per-

sonnel with training of its adverse event policy, e.g. train the trainers, and be responsible for the costs associated with its own trainers and preparation of the training materials.

10.2    BeiGene and Celgene shall co-operate with one another and share information concerning the pharmaceutical safety of the Product. Each party shall:

a)    promptly advise the other of any information that comes to its knowledge that may affect the safety effectiveness or labeling of the Product and any actions taken in response to such information;

b)    promptly advise the other of any new information that comes to its knowledge of chemical, physical or other properties of the Product or its ingredients and any changes in manufacturing and controls, to the extent such information is necessary to and needed by the license holder; and

c)    timely provide the other with copies or summaries of all reports of toxicological studies or clinical trials involving the Product of which the informing party may be aware, as far as this relates to changes in the safety profile of the Product or significant new information which is necessary to and needed by the license holder.

Treatment of safety information, standard operating procedures and a statement of respective regulatory obligations shall be agreed in a separate Safety Data Exchange Agreement between BeiGene and Celgene (or its designated Celgene Group member) to be executed as promptly as possible following the Effective Date and no later than [...***...] following the Effective Date.  Upon execution by the Parties of the Safety Data Exchange Agreement, the terms of the Safety Data Exchange Agreement shall thereafter control with respect to the obligations of the parties regarding the exchange of safety data as described in this Article 10.

10.3    The parties shall, at appropriate times, exchange any observations regarding possible imitations of the Product, any other use to which a third party might put the Product or preparations containing the Product, either within or outside the Territory and regardless of whether such use involves the combination of any of the Product with another drug or another ingredient.

10.4    If BeiGene (including any BeiGene Group member) receives any complaint relating to the quality or condition of the Product or its packaging, or the Trademark or the Patents, from any third party, BeiGene shall forthwith acknowledge receipt of such complaint but shall not make any admissions in respect thereof which could result in liability to Celgene (or any other Celgene Group member), through indemnification or otherwise.  BeiGene shall notify Celgene in writing as soon as practicable and in any event within [...***...]  ([...***...] for any matter relating to the safety of the Product) of receipt of such complaint.  BeiGene shall offer reasonable cooperation to Celgene (and other Celgene Group members designated by Celgene) in investigating any complaint and the circumstances surrounding it and shall comply with Celgene’s standard operating procedures (“SOPs”) in respect of adverse events, product recall or other related matters, a copy which shall be provided to BeiGene.

11.    CONFIDENTIALITY

11.1    BeiGene acknowledges and agrees that the Scientific Information, Know-how and Other Confidential Information is the confidential and/or proprietary information of Celgene.  Celgene acknowledges that all Confidential Information that BeiGene may disclose to Celgene under the Agreement, including its confidential marketing strategy and business information is the confidential and/or proprietary information of BeiGene.  BeiGene and Celgene, on behalf of themselves, the members of their re-

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

spective Groups and respective directors, officers, employees, agents and advisors ("Representatives"), undertakes that during the term and after the expiration or any termination of the Agreement for any reason: (1) all Confidential Information, including all Scientific Information, Know-how and Other Confidential Information, which is transmitted by one Party to the other Party under the Agreement shall be treated in confidence by the latter and shall not be disclosed to any third party or used by the receiving Party (including by such receiving party’s Group and Representatives) or furnished to any other party for any purpose inconsistent with the Agreement; and (2) the receiving party shall take all commercially reasonable and appropriate precautions to observe such confidentiality and non-use obligations, and for any members of its Group and its Representatives to do so, and shall not disclose such information to any third party.  In this connection, the receiving party (including its Group and its Representatives) shall take all commercially reasonable measures to ensure that employees or third party collaborators (as approved in writing beforehand by the disclosing Party) observe strict secrecy in respect of any of the said Confidential Information, including all Scientific Information, Know-how and Other Confidential Information and that such disclosure is limited to only those persons who have a need to know same for the purpose of performing the Agreement.  For the avoidance of doubt, these obligations shall also extend to the members of the receiving party’s Group and that may from time to time be granted or otherwise obtain access to or use of such Confidential Information, including all Scientific Information, Know-how and Other Confidential Information for the purpose of performing the Agreement.

11.2    The obligations of the receiving Party (including those of the receiving Party’s Group and Representatives) contained in the previous paragraph shall not apply to Scientific Information, Know-how and Other Confidential Information, which the receiving Party can so prove by reasonable documentation:

a)    is generally available in the public domain by the time it is divulged;

b)    had already been known to the receiving Party at the time it was divulged if the source of such information was entitled to disclose the information;

c)    is made known to the receiving Party by way of independent third parties, without these parties having received it directly or indirectly from any Group members of the other Party and being at the time of transmitting it not under a non-disclosure obligation; or

d)    is required by law, by a competent court or an administrative body to be disclosed; if the receiving Party, any of its Group’s members or any of its Representatives are requested or required to disclose any such information, the receiving Party shall promptly notify in writing the other Party of such request or requirement so that the other Party (or its designated Group member) may seek a protective order or waive compliance with the provisions of this Agreement, and/or take any other mutually agreed action.

12.    RESPONSIBILITY AND INSURANCE COVER; REPRESENTATIONS AND WARRANTIES

12.1    BeiGene shall defend Celgene and each member of the Celgene Group, its agents, directors, officers and employees (“Celgene Indemnitees”), at BeiGene's cost and expense, and shall indemnify and hold harmless the Celgene Indemnitees from and against any and all third party claims (“Claims”) for losses, costs, damages, fees or expenses under this Agreement (collectively, “Losses”) to the extent they arise out of or in direct connection with (a) BeiGene’s material breach of its representations, warranties or obligations under this Agreement; or (b) any act or omission after the Effective Date of a sub-distributor engaged by BeiGene; except, in each of (a) and (b) to the extent such Losses arise from: (i) Celgene’s material breach of its representations, warranties or obligations under the Agreement, or (ii) the negligence, recklessness or willful misconduct of a Celgene Indemnitee.

12.2    Celgene shall defend BeiGene, its agents, directors, officers and employees (“BeiGene Indemnitees”), at Celgene's cost and expense, and shall indemnify and hold harmless the BeiGene Indemnitees from and against any and all claims for Losses to the extent they arise out of or in direct connection with (a) Celgene’s material breach of its representations, warranties or obligations under this Agreement; (b) any injury, damages or health complications that are attributable to the use of a Product Sold by or on behalf of BeiGene in the Territory that did not conform with the Specifications at the time the Product is placed by Celgene (or the designated Celgene Group member) in the custody of the carrier for transfer to BeiGene; or (c) the actual or alleged infringement of the intellectual property rights of any third party as a result of the sale, offer for sale, commercialization or import of Product by BeiGene in accordance with the terms of this Agreement, except to the extent that such Losses: (i) are subject to indemnification of a Celgene Indemnitee by BeiGene pursuant to Section 12.1 above or (ii) arise from the negligence, recklessness or willful misconduct of a BeiGene Indemnitee, including, by way of example, misrepresentation of the Product by BeiGene, its marketing and promotion service vendor in violation of the Celgene Promotion Policies.

12.3    Any party that proposes to assert the right to be indemnified under the Agreement shall promptly, after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under the Agreement, notify in writing each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party shall not relieve it from any liability that it may have to any indemnified party under the Agreement, unless and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party.  If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party shall be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense.  The indemnified party shall have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel shall be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on the reasonable advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on the reasonable advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel shall be at the expense of the indemnifying party or parties.  The indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties.  All such fees, disbursements and other charges shall be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent (which consent shall not be unreasonably withheld).  No indemnified party shall make any admission of liability or compromise any claim without the indemnifying party's written consent.

12.4    Upon the Effective Date, BeiGene shall, at its own expense, have in place and maintain for the term of the Agreement and for a period of not less than [...***...] thereafter, policies of comprehensive general liability and product liability insurance covering claims in the Territory for bodily injury and property damage as well as damages to property and intangibles with respect to the obligations of BeiGene (including BeiGene Group members) under the Agreement.  Such policies shall contain standard limits within the pharmaceutical industry and shall be with a reputable and experienced carrier.  BeiGene may self-insure all or part of any such obligation consistent with pharmaceutical industry practices.  Evidence of the existence and continuation of such insurance shall be provided to Celgene within [...***...] after the Effective Date and annually and at such other times as Celgene may reasonably request.

12.5    Celgene shall, at its own expense, have in place and maintain for the term of the Agreement and for a period of not less than [...***...] thereafter, policies of comprehensive general liability and product liability insurance with respect to its obligations under this Agreement under ordinary terms and conditions in the pharmaceutical industry, either through self-insurance or a combination of self-insurance and commercially placed insurance, and shall confirm the existence thereof in writing upon the request of BeiGene.

12.6    Celgene hereby represents and warrants to BeiGene that all Product shall be manufactured and supplied in accordance with the Agreement and shall conform to the Specifications at the time of delivery.  THE WARRANTIES IN ARTICLE 15 AND THIS 12.6 ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.  CELGENE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) WITH RESPECT TO THE PRODUCT, EXCEPT AS IN THIS PARAGRAPH OTHERWISE EXPRESSLY PROVIDED.

12.7    BeiGene expressly agrees that it will not do anything under the Agreement which could cause Celgene to be in breach of Trade Control Laws. A violation of this Section shall be a material breach of BeiGene. BeiGene’s obligation under this Section shall survive termination of the Agreement.

13.    DURATION AND TERMINATION OF THE AGREEMENT; LIMITATION ON DAMAGES

13.1    The Agreement shall enter into force and effect on the Effective Date and shall remain in full force and effect for a period of ten (10) years (the “Term”). This Agreement shall automatically expire and terminate at the end of the Term unless the Parties mutually agree in writing to extend the Term.

13.2    Either party has the right to terminate the Agreement with immediate effect by written notice if the other party breaches any material provision contained in the Agreement applicable to it and fails to rectify such breach within [...***...] of receipt of written notice from the other party.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

13.3    Celgene reserves its right to immediately terminate the Agreement, upon written notice to BeiGene:

a)    should BeiGene violate Trade Control Laws or the terms and conditions set forth by the OFAC Authorization to any Sanctioned Countries;

b)    should a sub-distributor of BeiGene violate Trade Control Laws or the terms and conditions set forth by the OFAC Authorization to any Sanctioned Countries and BeiGene fail to terminate its agreement with the sub-distributor upon becoming aware of such violation;

c)    should BeiGene challenge the validity of the Trademark or Patents or opposes any grant or registration thereof or any application therefore by any Celgene Group member;

d)    should a sub-distributor of BeiGene challenge the validity of the Trademark or Patents or oppose any grant or registration thereof or any application therefore by any Celgene Group or make any unauthorized or unapproved use of the Trademark or Patents and BeiGene fail to terminate its agreement with the sub-distributor upon becoming aware of such challenge, opposition or unauthorized or unapproved use; or

e)    should BeiGene make any unauthorized or unapproved use of the Trademark or Patents.

13.4    Furthermore, Celgene may, at will, immediately terminate the Agreement with respect to Revlimid by giving written notice to BeiGene, [...***...].

13.5    Either party has the right to terminate the Agreement with immediate effect by written notice under any of the following circumstances:

a)    the other party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [...***...] after the filing thereof;

b)    the Registration is revoked for any reason in the Territory for any Product, in which case this Agreement shall be terminated with regard to this Product and shall remain in full force and effect in all other aspects for all other Products;

c)    in case of the proven occurrence of unethical or criminal behavior of any of such party's (including such party’s Group member's) directors or other senior level managers or officers; or

d)    adoption or enactment of any law regulation which may in any manner invalidate the Agreement as a whole.

13.6    In the event of the consummation by either party of a merger, acquisition or similar change of control transaction, or the acquisition by such party of a company or entity within the Territory, then, such party shall provide written notice to the other party.  Within [...***...] of such written notice, the parties will discuss in good faith any changes in the supply requirements of the Agreement that the notifying party may request as a result of such transaction.  During such notice period, BeiGene shall conduct its business with the Product in ordinary course, and Celgene retains the right to refuse to sell quantities of Product which exceed by [...***...] the forecasted demand of BeiGene during the notice period.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

13.7      Except for other provisions in this Agreement, upon termination of the Agreement for any reason set forth herein and at Celgene’s request, BeiGene shall promptly take all action that may be reasonably required to transfer all customers list, promotional materials and any other information it has generated for Selling the Product in the Territory, as well as any remaining inventories of Product to Celgene or a third party designated by Celgene in accordance with Section 13.12.  In addition, BeiGene shall promptly transfer to Celgene or to the legal entity indicated by Celgene all documents Controlled by BeiGene relating to the Product or the Registration necessary for a smooth transition of the right of BeiGene to sell Product back to Celgene; all rights granted by Celgene to BeiGene (including to any BeiGene Group member) under the Agreement shall revert to Celgene (and BeiGene shall reasonably cooperate with Celgene (or its designated Celgene Group member) to take all necessary steps to cancel all registrations made by BeiGene, if any, of the Trademark).

13.8      In the event of termination of the Agreement, the parties acknowledge that this shall not affect either party's right to indemnity for any damages incurred as a result of the other party's actions.

13.9      Each party's rights of termination shall be in addition to any other rights and remedies available to it by law or in equity.

13.10    Termination of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either party before such termination, including the right of either party to receive or recover: (a) damages sustained by reason of the breach of the Agreement by the other party, or (b) any payments which may then be owing under the terms of the Agreement (including any invoice).  In addition, the following provisions of this Agreement shall survive termination of this Agreement indefinitely (unless the period is otherwise specified therein) or the termination hereof:  Section 3.2.8 and Articles 11, 12, 13, 14 and 16.

13.11    IN NO EVENT SHALL MEMBERS OF THE CELGENE GROUP OR THE BEIGENE GROUP, AS THE CASE MAY BE, BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY (INCLUDING ANY MEMBERS OF THE CELGENE GROUP OR BEIGENE GROUP, AS THE CASE MAY BE) IN CONNECTION WITH THE AGREEMENT OR THE TERMINATION THEREOF, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR OPPORTUNITIES, UNLESS [...***...].

13.12    Upon expiration or any termination of the Agreement, Celgene shall have the option (exercisable by written notice to BeiGene to be given not more than [...***...] after expiration or termination), without prejudice to any rights or remedies which it may have against BeiGene, to inspect and repurchase from BeiGene at the price (less taxes (other than import duty), carriage and insurance if included in such price) paid by BeiGene therefor all of or any of the Product supplied to BeiGene which are not subject to orders from customers and is in good and saleable condition.  BeiGene may dispose of any Products, in accordance with all applicable laws and regulations, over which Celgene does not exercise such option.

13.13    Upon expiration or any termination of the Agreement, BeiGene (including any BeiGene Group member) shall cease forthwith the use of all samples, advertising and promotional literature, technical data, point of sale and other material supplied by Celgene or any Celgene Group member and in the possession or under the control of BeiGene, or any member of the BeiGene Group and its Representatives and shall return them to Celgene or to any third party designated by Celgene in writing (including RMinP data).  BeiGene shall also cease immediately the use of any Internet website relating to the Product as well as the Trademark.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

14.    GOVERNING LAW AND INSTRUMENT; DISPUTE RESOLUTION

14.1    The Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, USA.  However, the laws of the Territory, as the case may be, shall apply:

(1)    to the extent specifically provided in this Agreement;

(2)    with respect to regulatory matters or the proper handling of pharmaceutical products, including the Product; or

(3)    to the extent required by public policy.

For the avoidance of doubt, notwithstanding the above, the parties exclude the application of any international statutes on the sales of goods, including the United Nations Convention on International Contracts for the Sales of Goods.  The Agreement shall be in the English language and the English version of the Agreement shall be deemed the official and governing instrument, notwithstanding any translations thereof.

14.2    In the event of any dispute arising out of or in connection with the Agreement, the parties shall try to settle those conflicts amicably between themselves. In particular, the parties may use their Agreement Managers to resolve disputes under this Agreement by negotiation.  If the parties shall be unable to resolve any such dispute within [...***...], the matter shall be referred to [...***...] for further review and resolution.  If they fail to agree within a second [...***...] period, the dispute shall be resolved by arbitration in accordance with the following paragraph.

14.3    Except as otherwise expressly provided in the Agreement, any dispute between the parties arising in connection with the Agreement and/or their performance hereunder not resolved pursuant to Section 14.2 shall be finally resolved through binding arbitration.  The arbitration shall be conducted pursuant to the rules of the International Chamber of Commerce (“ICC”) and the provisions of this Section 14.3. The arbitration shall be conducted by a panel of [...***...] arbitrators.  Within [...***...] after the initiation of the arbitration, each party will nominate one person to act as an arbitrator, and the two arbitrators so named will then jointly appoint the [...***...] arbitrator within [...***...] of their appointment, who will serve as chairman of the arbitration panel.  All [...***...] arbitrators must be independent third parties having at least [...***...] of dispute resolution experience (including judicial experience) and/or legal or business experience in the biotech or pharmaceutical industry.  If either party fails to timely nominate its arbitrator, or if the arbitrators selected by the parties cannot agree on the person to be named as chairman within such [...***...] period, the ICC will make the necessary appointments for such arbitrator(s) or the chairman.  Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.  The place of arbitration will be New York, New York or such other venue as the Parties may mutually agree.  The arbitration proceedings and all communications with respect thereto will be in English.  Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof.  The arbitrators have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder.  The decisions of the arbitrators shall be final and binding on the Parties and shall not be subject to appeal. The arbitrators shall have no authority to award any punitive, exemplary, consequential, indirect, special or other similar damages.  [...***...].  No Party, nor any of the arbitrators, shall be permitted to disclose the existence, content or results of any arbitration proceedings pursuant to this Section 14.3, without the prior written consent of all Parties.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

a)    The award of the arbitration tribunal shall be final and binding upon the parties and application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

b)    Neither party nor any arbitrator may disclose the existence, content, or results of any arbitration under the Agreement without the prior written consent of both parties, unless and only to the extent such disclosure is required by law.

Notwithstanding anything contained in this Article 14, either party may seek interim or provisional relief or measures in any applicable courts and tribunals that may be necessary to protect the rights of a party pending the establishment of the arbitration tribunal or pending the arbitration tribunal's determination of the merits of the controversy.

15.    REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1    Representations, Warranties and Covenants of BeiGene.

BeiGene makes the following representations, warranties and covenants:

(a)    Corporate Power.  BeiGene is duly organized and validly existing under the laws of the Cayman Islands and has full corporate power and authority to enter into the Agreement and to carry out its provisions.

(b)    Due Authorization.  BeiGene is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on BeiGene's behalf has been duly authorized to do so by all requisite corporate action.

(c)    Binding Agreement. The Agreement is a legal and valid obligation binding upon BeiGene and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement (including, without limitation, Section 2.4) by BeiGene (including BeiGene Group members) does not conflict with any agreement, instrument or understanding, oral or written, to which BeiGene, any member of the BeiGene Group or its Representatives is a party or by which BeiGene, any member of the BeiGene Group or its Representatives may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)    Validity. BeiGene is aware of no action, suit or inquiry or investigation instituted by any local, country, U.S. or other governmental or regulatory agency or by any other person or company that questions or threatens the validity of the Agreement.

(e)    Public and Commercial Bribery Representations. BeiGene has not, and covenants and agrees that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Celgene, make, promise or offer to make any payment or transfer of anything of value, directly or indirectly:  (i) to any Foreign Official (as defined in Article 1 of this Agreement) or to an intermediary for payment to any Foreign Official; or (ii) to any political party.  It is the intent of the Parties that no payments or transfers of value shall be offered or made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business.  This subsection shall not, however, prohibit normal and customary business entertainment in connection with BeiGene’s performance under this Agreement.

(f)    BeiGene Certifications.  BeiGene agrees that it will, and will cause each of its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of BeiGene under this Agreement, at the request of Celgene, and at least annually, provide Celgene with a certification in the form hereto attached and incorporated by reference as Schedule F.

(g)    BeiGene’s Continuing Obligation to Advise.  BeiGene agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a Foreign Official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Celgene under this Agreement or otherwise, or (ii) any other development during the term of this Agreement that in any way makes inaccurate or incomplete the representations, warranties and certifications of BeiGene hereunder given or made as of the date hereof or at any time during the term of this Agreement, relating to the FCPA, Celgene’s FCPA Policy, BeiGene will immediately advise Celgene in writing of such knowledge or suspicion and the entire basis known to BeiGene therefor.

(h)    Disclosure to U.S. Government.  Notwithstanding any other provisions contained in this Agreement (in particular in Article 11), BeiGene agrees that full disclosure of information relating to a possible violation of Celgene’s FCPA Policy or the existence and terms of this Agreement, including the compensation provisions, may be made at any time and for any reason to the U.S. government and its agencies, and to whomsoever Celgene has a legitimate need to know.

15.2    Representations, Warranties and Covenants of Celgene.

Celgene makes the following representations, warranties and covenants:

(a)    Corporate Power.  Celgene is duly organized and validly existing under the laws of Switzerland and has full corporate power and authority to enter into the Agreement and carry out the provisions of the Agreement.

(b)    Due Authorization.  Celgene is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on Celgene's behalf has been duly authorized to do so by all requisite corporate action.

(c)    Binding Agreement.  The Agreement is a legal and valid obligation binding upon Celgene, and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by Celgene does not conflict with any agreement, instrument or understanding, oral or written, to which Celgene or any member of the Celgene Group is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)    Validity.  Celgene is aware of no action, suit or inquiry or investigation instituted by any local, country, U.S. or other governmental or regulatory agency or by any other person or company that questions or threatens the validity of the Agreement.

(e)    No Infringement. To the best knowledge of Celgene, the Selling of Product in the Territory pursuant to the Agreement does not infringe any valid Patent or Trademark or misappropriate or otherwise violate any Know-How of any third party existing as of the Effective Date.

16.    INTELLECTUAL PROPERTY

16.1    If either party becomes aware of any actual, threatened or suspected infringement by a third party of any Trademark or Patents in the Territory, it shall promptly inform the other party in writing of all available evidence and details available concerning said infringement.  With respect to any actual, threatened or suspected infringement of the Trademark or Patents in the Territory, Celgene shall discuss such matter with BeiGene to solicit its views as any potential action that may or may not be taken by Celgene or any member of the Celgene Group in relation to the Trademark or Patents.  Celgene (or its designated Celgene Group member) shall have the sole right, but not the obligation, to bring, defend, or maintain any suit or action or to control the conduct thereof against any actual, threatened or suspected infringement.  If Celgene shall so elect, it shall bear the relevant expenses, but BeiGene shall assist and cooperate with the Celgene Group in any such enforcement or defense (with Celgene to reimburse BeiGene for all reasonable out of pocket costs, if any, relating to such enforcement or defense). If Celgene requests BeiGene to join Celgene (or its designated Celgene Group member) in such suit or action, BeiGene (including any BeiGene Group member) shall execute all papers and perform such other acts as may be reasonably required, in which case Celgene shall reimburse BeiGene for all of its reasonable out of pocket costs, if any.  If Celgene (or its designated Celgene Group member) lack standing to bring any such action, then Celgene may ask BeiGene to do so, in which case BeiGene shall have the sole right, but not the obligation, to bring any such action and Celgene shall reimburse BeiGene for its reasonable costs and expenses, including all of its reasonable internal and out-of-pocket costs in connection therewith, if any, and BeiGene shall conduct such action in accordance with Celgene's instructions.  In any such action brought by Celgene (or its designated Celgene Group member) (or by BeiGene in conjunction with Celgene or its designated Celgene Group member), Celgene shall retain any and all damages and recoveries.  For clarity, BeiGene (including the BeiGene Group and its Representatives) may not, and will not, engage in any Patent or Trademark enforcement or revocation action without express advance written authorization from Celgene.

16.2    Subject to the terms and conditions of Section 12.3, Celgene shall defend all BeiGene Indemnitees, at Celgene's cost and expense, and shall indemnify and hold harmless the BeiGene Indemnitees from and against any and all claims for Losses indemnify and defend BeiGene from and against any suit instituted against BeiGene for alleged infringement of any third party patent or trademark in the Territory resulting from BeiGene’s Selling of the Product under the Agreement.  BeiGene shall assist and cooperate with Celgene (and/or its designated Celgene Group member) in the defense of any such action at Celgene’s sole cost and expense.  Except as specifically provided by this paragraph, Celgene does not guarantee, warrant or provide any other intellectual property protection to BeiGene.  Except as otherwise specifically provided by this paragraph, neither Celgene nor any other Celgene Group member shall be obligated, liable or in any way responsible to BeiGene or any other BeiGene Group member because of any alleged or actual violations of intellectual property rights arising from or in connection with the Selling of the Product.

16.3    BeiGene shall reasonably cooperate with and assist Celgene and/or any Celgene Group member, at the expense of Celgene, in any action taken by the Celgene Group to protect its trademarks (including the Trademark), trade names, patents (including the Patents), copyrights, and other intellectual property owned by or licensed to it and related to the Product.  BeiGene (including the BeiGene Group and its Representatives) shall not contest or challenge the validity of, or aid or assist others to contest or challenge the validity of the Patents or the Trademark related to the Product.  .

16.4    BeiGene (including the BeiGene Group and its Representatives) shall have no rights to use the corporate name of Celgene or any other member of the Celgene Group, or to use any trademarks (other than the Trademark and only in accordance with the terms and conditions of this Agreement) or trade names of Celgene or any member of the Celgene Group, except as may be approved in advance in writing by Celgene.  Upon the expiration or any termination of the Agreement, for any reason, BeiGene agrees immediately to discontinue all uses of such corporate name, trademarks (including the Trademark) or trade names, and shall immediately discontinue any and all representations, direct or implied, that it is a distributor of Celgene (or any other Celgene Group member).

16.5    Whatever use BeiGene makes of the corporate name, or any trademark (including the Trademark) or trade name of the Celgene Group, if permitted as provided herein, shall be for and inure to the exclusive benefit of Celgene.  If BeiGene (including any BeiGene Group member) adopts, develops, or acquires, directly or indirectly, any right in any name, symbol, or trademark for identifying the Product, or in any goodwill developed in connection with the same, it shall, upon request or demand by Celgene, assign to Celgene (or another member of the Celgene Group designated by Celgene), at no charge, all of BeiGene's or the BeiGene Group member's rights in said name, symbol, or trademark, together with the goodwill of the business in connection with which said name, symbol, or trademark is used.

17.    MISCELLANEOUS PROVISIONS

17.1    Assignment. Sub-contracting.  Subject to Section 2.1 a), the Agreement or any interest in the Agreement shall not be assignable or transferable by BeiGene, whether by sub-contracting, assignment, merger, acquisition of all or substantially all of BeiGene's assets or otherwise, without the prior written consent of Celgene which shall not be unreasonably withheld; provided, that, BeiGene may assign this Agreement to any affiliate (including to any member of the BeiGene Group) and to any successor in interest to all or substantially all of BeiGene’s assets to which this Agreement relates, whether by reason of any asset sale, merger, acquisition, reorganization, consolidation or other change of control transaction provided such assignee undertakes to Celgene in writing in advance of such assignment to assume all obligations under the Agreement without limitation or exception .

The Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of the Agreement. Any assignment or transfer not in accordance with this Section 17.1 shall be void and of no force and effect.

17.2    Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

17.3    Force Majeure.  Neither party shall be responsible for any delay or failure to perform its obligations under the Agreement or shall be liable to the other for loss or damages for any default or delay caused by conditions beyond its reasonable control, including but not limited to, acts of God, governmental restrictions, wars or insurrections, strikes, floods, work stoppages, lack of materials, if any of the parties affected shall give prompt written notice of such cause to the other party.  The party giving such notice shall thereupon be excused from such of its obligations under the Agreement as it is thereby disabled from performing for so long as it is so disabled, if such affected party commences and continues to take reasonable and diligent actions to cure such cause.

17.4    No Other Rights.  Except as otherwise expressly provided in the Agreement, no other right, express or implied, is granted by the Agreement.

17.5    Public Announcements.  Neither party (including any members of the Celgene Group or the BeiGene Group and its Representatives) shall make any press release, statement or public announcement (including by means of advertising or sales promotional materials) concerning the Agreement or the subject matter of the Agreement (including by mentioning or referring in any way to any member of the Celgene Group or BeiGene Group or names of their employees), unless such announcement shall be required by law or unless such announcement is agreed in writing in advance by the parties.

17.6    Notices.  All notices and other communications under the Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; notices of a change of address shall be effective only upon receipt thereof):

If to Celgene, addressed to:

Celgene Logistics Sàrl

Route de Perreux 1

2017 Boudry

Switzerland

Attention:           Legal Department

Facsimile:             [...***...]

If to BeiGene, addressed to:

    BeiGene, Ltd.

    c/o Mourant Ozannes Corporate Services (Cayman) Limited

    94 Solaris Avenue

    Camana Bay

    Grand Cayman KY1-1108, Cayman Islands

    Attention: Chairman and Chief Executive Officer
    Fax:  [...***...]

17.7    Amendment.  No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer or director of each party.

17.8    Waiver.  No provision of the Agreement shall be waived by any act, omission or knowledge of any party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer or director of the waiving party.

17.9    Counterparts.  The Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

17.10   Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

17.11    Independent Contractors.

17.11.1    The relationship between Celgene and BeiGene created by the Agreement is one of independent contractors and neither party shall have the power or authority to bind or obligate the other.  Neither party (including any Group member) shall not engage in any conduct that might create the impression or inference that Celgene is a partner, joint venturer, agent or representative of BeiGene.  There is no employee-employer relationship between Celgene and BeiGene or any of its Representatives.  For the avoidance of any doubt, this Agreement is entered into between Celgene Logistics Sarl and BeiGene and the references to Celgene Corp. or other Celgene Group members is only to provide clarification of the intercompany arrangements existing with Celgene Logistics Sarl, and the members of the Celgene Group shall remain third parties to this Agreement.

17.11.2    The parties agree and acknowledge that (A) the terms of the Agreement with respect to the Term and (B) the terms and form of the Agreement are not intended to give rise to, and shall not be treated by the parties as giving rise to, in whole or in part, a partnership for U.S. federal income tax purposes, or any other purposes. Neither party shall take any position or cause their Affiliates to take any position inconsistent with this Section 17.11 for tax purposes (including with respect to filing U.S. federal income tax returns and in the course of any audit, review or litigation), unless otherwise required by applicable law.

17.12    Local Law Requirements.  Except as otherwise specifically provided herein, each party shall each, at their own expense in their respective countries, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording or otherwise rendering the Agreement valid.

17.13    Expenses.  Each party shall bear its own expenses and costs incurred in the negotiations leading up to and in preparation of the Agreement and of matters incidental to the Agreement.

17.14    Taxes.   All payments hereunder shall be made free and clear, and without deduction or withholding, or on account of any present or future taxes, duties, levies, withholdings or other similar charges, including any interest, additions to tax and penalties (“Taxes”). Each party acknowledges that the purchase price for the goods and services provided hereunder does not include any value added Taxes, which may be charged in addition if legally owed by Celgene. Each party shall bear any taxes imposed on such party in connection with the performance of this Agreement.  If any stamp duty is payable on this Agreement, it shall be borne by BeiGene.  BeiGene shall bear all customs duties or other fees or charges in connection with the import of the Product. Celgene shall have the right to set-off any amounts due to Celgene under this Agreement from BeiGene for any purpose under this Agreement.

17.15    Entire Agreement of the Parties.  The Agreement (including the Medical-Marketing Plan) shall constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understanding and agreements, whether oral or written, between Celgene and BeiGene respecting the subject matter thereof.

17.16    Responsibility. Joint and several responsibility of BeiGene.  BeiGene shall at all time remain jointly and severally responsible for and warrantor of the performance of the other subsidiaries and/or affiliates of the BeiGene Group to which any of the activities hereunder have been assigned or sub-contracted pursuant to Section 17.1.

[Signature Page Follows]

Intending to be legally bound, the parties have caused the Agreement to be executed by their duly authorized officers or directors as of the Effective Date.

Celgene Logistics Sàrl

By:	/s/ Claude Giroux
Its:	VP Global Manufacturing

By:	/s/ Nakisa Serry
Its:	Director

BEIGENE, LTD.

By:	/s/ Ji Li
Its:	EVP, Global Head of BD

Schedule A

Product Purchase Price and Payment Terms

1.    PRODUCT PURCHASE PRICE

The parties agree to the following Product Purchase Prices of all products supplied by Celgene to BeiGene regardless of whether for commercial or non-commercial purposes:

[...***...]

2.    PAYMENT TO CELGENE

The Product Purchase Price described above shall be paid in the equivalent in USD currency to Celgene by bank wire or electronic transfer (same day funds) to the account and pursuant to the instructions designated by it in writing and as follows:

All deliveries of the Product shall be invoiced by Celgene to BeiGene in the USD currency unless otherwise legally required.  Payment of the invoiced amounts shall be made by BeiGene within [...***...] of such invoice.

[...***...].

3.    LATE PAYMENTS

Upon any failure to timely make any payment when due hereunder, interest shall accrue and be paid on the entire unpaid balance from the time due until actually paid at [...***...] per annum [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Schedule B

Product Description

Generic Name	AZACITIDINE
Brand Name:	Vidaza®
[...***...]

Generic Name	LENALIDOMIDE
Brand Name:	Revlimid®
[...***...]

Generic Name	Paclitaxel protein-bound particles for injectable suspension
Brand name: [...***...]	Abraxane®

Product Name	CC-122, a Celgene compound under investigation for oral treatment of various cancers.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Schedule C

Trademarks

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Schedule D

Labeling Policy

[...***... (four pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Schedule E

Governance

This Schedule summarizes and sets out in more details some of the processes of interaction and decision-making among the Parties described in the Agreement, referred to as the “Governance Model”.  It is intended to support superior collaboration and business results, in line with both Parties expectations.

It is however agreed and understood by the Parties that in case of and any conflict between the provisions of the Agreement and this Schedule, the provisions of the Agreement shall prevail.

The measures set out in this Schedule may be modified subject to written agreement by both Parties.

1.    Agreement Manager.

Pursuant to Section 2.8 of the Agreement, the Parties shall each appoint an Agreement Manager at the Effective Date of the Agreement.

The Agreement Managers of each party will meet in person or discuss via teleconference [...***...] during the term of the Agreement to discuss performance of each party's obligations under this Agreement and any other matters as notified by either party in advance of such meeting.

The Agreement Managers will keep accurate and complete minutes of their meetings to record all actions taken and items discussed. All such minutes and other records of the Agreement Managers will be available to each party.

2.    Joint Commercial Committee (JCC).

(a)    Establishment; Meetings.  Within [...***...] days after the Effective Date, the Parties will establish the JCC.  The JCC will be a forum for discussion, review and coordination regarding the License and Supply Agreement in the Territory, and in connection therewith, each Party agrees to keep the JCC informed, on a summary level, of its progress and activities with respect thereto.  The first scheduled meeting of the JCC will be held no later than [...***...] after establishment of the JCC unless otherwise agreed by the Parties.  After the first scheduled meeting of the JCC until the JCC is disbanded, the JCC will meet in person or telephonically [...***...], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties will agree, provided the JCC will meet [...***...] in person.  The JCC will disband upon the expiration or termination of this Agreement in its entirety.  Meetings that are held in person will be at such locations as the Parties may agree.  The members of the JCC may also convene or be consulted from time to time by means of telecommunications, video-conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JCC, including all travel and living expenses.

i.    Membership.  The JCC will be composed of [...***...] representatives (or such other number of representatives as the Parties may mutually

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

agree) from each of Celgene and BeiGene (who will be employees of such Party or its Affiliates).  Each representative of a Party will have sufficient seniority and expertise to participate on the JCC as determined in such Party’s reasonable judgment.  [...***...] will have the right to designate the chairperson of the JCC (the “Chairperson”) who shall have the final decision-making authority in the event there is a matter that is not addressed by the terms of the Agreement and such matter is put to a vote by the JCC, which results in a tie.  Each Party may replace any or all of its representatives on the JCC at any time upon written notice to the other Party.  Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party and any Third Party to attend meetings of the JCC as non-voting participants; provided that any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in the Agreement prior to attending such meeting.    [...***...].

ii.    The JCC shall discuss and review the commercial strategy and clinical development of the Products, including matters related to progress, timelines and outcomes;

iii.    Agenda; Minutes.  The Chairperson or the Chairperson’s delegate will be responsible for: (a) preparing JCC meeting agendas reasonably in advance of JCC meetings, which JCC meeting agendas will include all agenda items reasonably requested by any JCC member for inclusion therein; (b) sending invitations and a JCC meeting agenda along with appropriate information for such agenda to all members of the JCC at least five (5) days before the next scheduled meeting of the JCC; and (c) preparing and circulating minutes within [...***...] after each meeting of the JCC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting.  Such minutes will be effective only after being approved by both Parties.  Definitive minutes of all JCC meetings will be finalized no later than [...***...] after the meeting to which the minutes pertain.

4.    Meetings:

Within [...***...] of the Effective Date of the Agreement, both Agreement Managers shall set out a schedule of meetings between the two Parties for the remainder of the calendar year.  Thereafter, during [...***...], both Agreement Managers shall set out the schedule of meetings for the following year.

The scheduling of meetings should take into account all reasonable practical considerations raised by either of the Parties, with a focus on the business operations and implementation of the Medical - Marketing Plan.

The meetings to be scheduled will include the following:

(a)    Business review style, face to face meetings, including:

i.    An annual kick off meeting in [...***...] to mobilise all personnel behind that years objectives.;

ii.    A mid-year meeting to discuss Business Cases for the following year.

(b)    Key annual meeting in [...***...]:

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Meeting focused on long term view of the partnership, sign off of the Medical-Marketing Plans, discussions around opportunities and investments.

(c)    [...***...] operational meetings:

Meetings that feature functions and topics determined by the Agreement Managers that foster optimal operational effectiveness.

5.    Reports

As referred to in the Agreement, BeiGene is subject to reporting obligations towards Celgene on various data and information.

[...***...].

The said reporting obligations will be materialized through the reports to be provided by BeiGene which may include the following, as mutually agreed by the parties:

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Medical - Marketing Plan

The Medical-Marketing Plan will include elements that consistent with, and contain the same amount of detail as set forth in, the Medical Marketing Plan currently used by Celgene in the Territory and will include the following elements:

[...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

SCHEDULE F

Sample of Annual Compliance Certification

ANNUAL COMPLIANCE CERTIFICATION

I                                     [name] a duly authorized representative of [**] do hereby certify for and on behalf of such company, that neither I nor to my knowledge any other person, including but not limited to every officer, director, stockholder, employee, representative and agent of [**] has improperly made, offered to make, or agreed to make any loan, gift, donation or payment, or transfer of any other thing of value directly or indirectly, whether in cash or in kind, to or for the benefit of any entities, persons or class of persons listed below in connection with any business activity of Celgene or any of its wholly or partially owned affiliates.

For purposes of this certification, these entities, persons and classes of persons include private entities, government and public bodies, political parties, party officials, candidates for political office, local councils, judicial officers, public international organizations and their employees, agents and officials.

I hereby confirm that should I learn of any of the prohibited activities described above, or if there are any changes in the ownership or control of [**], I will immediately advise Celgene.

[**]

Date:

By:

Name:

Title:

Schedule G

Supply Chain Security Requirements

Celgene has adopted The World Customs Organization (WCO) Framework of Standards to Secure and Facilitate Global Trade (SAFE) standards as the foundation of its supply chain security program.  Within this framework Celgene is a participant in the US Customs and Border Protection program, Customs - Trade Partnership Against Terrorism (C-TPAT) and the World Customs Organization, Authorized Economic Operator (AEO) program and a validated member of other global supply chain security programs critical to the safety of our patients.

As a requirement of these programs, Celgene is required to verify the security and integrity of Celgene Materials (as defined through all points of the supply chain including when the materials are handled by Celgene authorized Contract Service Providers (CSP).

BeiGene agrees to use Commercially Reasonable Efforts to comply with the supply chain security requirements set forth by Celgene in this document and shall ensure that any Subcontractors of BeiGene shall also use Commercially Reasonable efforts to comply with such supply chain security requirements below:

Supply Chain Security requirements

•	Systems, controls and procedures shall be in place to protect against unauthorized entry into the premises and capable of deterring, detecting and responding to security breaches in a timely manner.
•

Established security policies, systems, processes and procedures shall be in place to protect the integrity of the storage and movement of Celgene API, Drug Product, Bulk Product, packaging materials, samples and Finished Product and include the timely reporting of confirmed Inventory Loss.

•

Accurate and timely accountability of all materials including API, Drug Product, Bulk Product, Packaging Materials, samples and Finished Product shall be maintained throughout all stages of the procurement, receipt, storage, transfer, manufacturing, packaging, distribution, dispensing and destruction.

•	Security controls shall be in place to protect against cargo Theft and the introduction of unauthorized personnel and illicit items during the transportation of Celgene Materials.